Exh.h.9.

KEELEY FUNDS, INC.
FOURTH AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of the [___] day of [___], 2007 to the Transfer Agent Servicing Agreement, dated as of the 15th day of April, 2005, as amended on the 13th of January, 2006, on the 10th of April 2006, and on the 1st of October, 2006 (the “Agreement”), is entered by and between Keeley Funds, Inc., a Maryland corporation (the "Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Paragraph 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name: ____________________________	Name:___________________________________

Title: ____________________________	Title: ____________________________

Exhibit A
to the
Transfer Agent Servicing Agreement - Keeley Funds, Inc.

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Small-Mid Cap Value Fund
KEELEY Mid Cap Value Fund
KEELEY All Cap Value Fund